Exhibit 99.1
Press Release Dated January 26, 2009

NEWS RELEASE
January 26, 2009

Farmers Capital Bank Corporation Announces Quarterly Dividend

Frankfort, Kentucky – Farmers Capital Bank Corporation (Nasdaq:  FFKT) (the “Company”) announced today that its Board of Directors approved a quarterly cash dividend on the Company’s common stock of $0.25 per share. This represents a $.08 or 24.2% per share decrease compared to the previous quarterly amount. The quarterly $0.25 per share dividend represents an annualized yield of 5.0% based on the closing price of $20.05 on January 23, 2009. The dividend is payable on April 1, 2009 to shareholders of record at the close of business on March 1, 2009. The Company currently has approximately 7.4 million shares outstanding.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky.  The Company operates 37 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Market tier under the symbol:  FFKT.